Darden Restaurants Announces Upcoming CEO Transition

CEO Eugene I. Lee, Jr. to Retire; Board Elects Ricardo Cardenas as Successor;
Lee to Continue as Executive Chairman

ORLANDO, Fla., December 17, 2021 /PRNewswire/ – Darden Restaurants, Inc. (NYSE:DRI) announced today that Eugene (Gene) I. Lee, Jr., Chairman and Chief Executive Officer, will retire as CEO effective May 29, 2022. Lee, 60, will continue to serve on Darden’s Board of Directors as Executive Chairman until the 2022 Annual Meeting of Shareholders. At that time, Lee is expected to stand for re-election to the Board and continue to serve as Chairman in a non-executive capacity.
The Board has unanimously elected Ricardo (Rick) Cardenas, 53, Darden’s current President and Chief Operating Officer, as Chief Executive Officer, as well as a member of the Board effective May 30, 2022.
“The Board and I are delighted that Rick will serve as Darden’s next CEO,” Lee said. “He has deep knowledge of our company and the industry, and has been a valued strategic thought partner to me and the senior management team. I am confident that he has the integrity, vision and leadership skills necessary to ensure Darden and its brands continue to successfully grow and be of service to our team members, our guests and our shareholders.”
Charles (Chuck) M. Sonsteby, Darden’s Lead Independent Director, said, “On behalf of the entire Darden board, I want to thank Gene for his strong leadership as CEO. During Gene’s tenure, Darden’s revenues increased by more than $2 billion and market capitalization increased approximately three-fold to nearly $20 billion. At the same time, total shareholder returns were 1.5x the S&P 500 Index. Gene has successfully led the company through significant change and unpredictability — most recently during the COVID-19 pandemic — with an unwavering focus on our guests and our team members. We look forward to continuing to work with Gene as Chairman of the Board.”
“It has been a privilege to serve as Darden’s CEO for the past seven years and to work with the most dedicated and talented team members and management team in the industry,” said Lee. “As Chairman, I look forward to collaborating with Rick and our Board to help Darden achieve even higher levels of success.”
Cardenas was named President and Chief Operating Officer in January 2021. Previously, he served as Darden’s Chief Financial Officer since March 2016. Prior to that, he served as Senior Vice President and Chief Strategy Officer. Cardenas began his career with Darden as an hourly team member in 1984, before joining the restaurant support center team in 1992. He graduated summa cum laude from the University of Central Florida with a bachelor’s degree in Finance & Accounting. He also earned an MBA from The Amos Tuck School of Business Administration at Dartmouth College.

“It is an honor to be appointed Darden’s next Chief Executive Officer, and I am grateful to Gene and the Board for their confidence in me,” said Cardenas. “It is humbling to lead 170,000 outstanding team members who nourish and delight everyone we serve.
“I was incredibly fortunate to work with each of Darden’s previous CEOs, so I have a strong appreciation for the legacy of leadership I am inheriting. By upholding our commitment to operational excellence and maximizing the power of the Darden platform, we will continue to execute our strategy to drive growth and shareholder value.”
About Darden Restaurants
Darden is a restaurant company featuring a portfolio of differentiated brands that include Olive Garden, LongHorn Steakhouse, Cheddar's Scratch Kitchen, Yard House, The Capital Grille, Seasons 52, Bahama Breeze and Eddie V's. For more information, please visit www.darden.com.

Information About Forward-Looking Statements
Forward-looking statements in this communication regarding our expected earnings performance and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are first made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports. These risks and uncertainties include: the impacts of the novel coronavirus (COVID-19) pandemic on our business and the response of governments and of our Company to the outbreak, health concerns including food-related pandemics or outbreaks of flu or other viruses, food safety and food-borne illness concerns, the inability to hire, train, reward and retain restaurant team members, a failure to develop and recruit effective leaders, labor and insurance costs, technology failures including failure to maintain a secure cyber network, compliance with privacy and data protection laws and risks of failures or breaches of our data protection systems, risks relating to public policy changes and federal, state and local regulation of our business, intense competition, changing consumer preferences, an inability or failure to manage the accelerated impact of social media, a failure to execute innovative marketing tactics, a failure to address cost pressures, economic factors specific to the restaurant industry and general macroeconomic factors including interest rates, climate change, adverse weather conditions and natural disasters, long-term and non-cancelable property leases, failure to execute a business continuity plan following a disaster, shortages or interruptions in the delivery of food and other products and services, failure to drive profitable sales growth, a lack of availability of suitable locations for new restaurants, higher-than-anticipated costs to open, close, relocate or remodel restaurants, risks of doing business with franchisees, licensees and vendors in foreign markets, volatility in the market value of derivatives, volatility leading to the inability to hedge equity compensation market exposure, failure to protect our intellectual property, litigation, unfavorable publicity, disruptions in the financial markets, impairment in the carrying value of our goodwill or other intangible assets, changes in tax laws or unanticipated tax liabilities, failure of our internal controls over financial reporting and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

(Analysts) Kevin Kalicak, 407-245-5870
(Media) Rich Jeffers, 407-245-4189

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